Exhibit 99

www. twitter. com/Ford Total Vehicle Retail Fleet Truck SUV Car 2 2 0 ,774 1 6 7 ,705 5 3 ,069 1 0 6 ,599 7 9 ,225 3 4 ,950 U.S. Sales Versus December 2017 -8.8% -4.8% -19.5% -3.8% -4.4% -27.8% leadership position to 42 consecutive years as America’s best-selling ninth straight year as America’s best-selling brand.” F-Series finished 2018 with a record 10 straight months above 70,000 pickups sold; the year saw 909,330 trucks sold, while 87,772 trucks were sold in December. With 42 years now as America’s best-selling truck, Ford F-Series had record transaction prices in 2018 on demand for high-series pickups. Ford trucks Ford Expedition posted a retail sales gain of 47.2 percent in December and a 35.4 percent retail increase for the year. This comes with the addition of Ford EcoSport to the SUV lineup, for total sales of 54,348 SUVs in 2018, providing Ford brand SUVs with another record sales year. Ford SUVs Ford Transit totaled 137,794 vans sold in 2018, making it America’s best-selling commercial van. Ford has now been America’s best-selling commercial van line for 40 straight years, with overall sales totaling 217,653 vehicles. Ford commercial vans Lincoln Navigator sales were hot all year, posting a 43.6 percent gain in December on tight inventory. High-series Lincoln Black Label and Reserve Navigators represented 90 percent of the SUV’s sales mix. This bodes well for Lincoln SUVs, as the all-new Aviator is poised to hit the market this summer. Lincoln Navigator After its launch in November, the new Lincoln Nautilus boosted retail sales again, with a 28.0 percent retail increase in December. Dealer inventory continues to move quickly. Robust demand, a $4,700 gain in transaction prices over year ago and strong growth in key luxury markets have made Nautilus an instant hit. Lincoln Nautilus “December capped another strong year for Ford and the industry --Ford sold more than 900,000 F-Series trucks in 2018 to extend our pickup; our commercial vans mark 40 straight years of leadership and we had a record year for Ford SUVs, all of which helped us post our – Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service W I N N I N G P O R T F O L I O H I G H L I G H T S Full-year Ford U.S. sales totaled 2,497,318 vehicles, with Ford marking its ninth straight year as America’s favorite brand A continued stronger mix of trucks and SUVs expanded transaction pricing for another new record of $38,400, a $1,600 increase over December last year; this compares to a $470 increase for the overall industry at just $34,000 per vehicle Full-year F-Series sales were up 1.4 percent on a total of 909,330 trucks sold for 2018 and the 42nd consecutive year for F-Series as America’s best-selling pickup Ford sold a total of 217,653 commercial vans in 2018, making it the best-seller of commercial vans in America for 40 straight years Ford SUV sales totaled 797,238– a new sales record for Ford SUVs; this comes on the success of the all-new Expedition and EcoSport, setting the Ford brand up well as it transitions to the all-new Explorer and Escape later this year Due to order timing, daily rental sales were down; Ford fleet sales declined 19.5 percent in December, with daily rental down 41.5 percent Lincoln Dealers reported their best retail sales month since March, 2007 on strong SUV sales performance; Lincoln SUVs were up across the board # # # A bo ut Ford Motor Comp any Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 200,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com. *U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data. D E C E M B E R 2 0 1 8 S A L E S F ord F-Series Marks 42 Straight Years as Am erica’s Best-Selling Pi ckup, Topping 900,000 Sold i n 2018; Ford Hits Nine Straight Years as Am erica’s B est-Selling B rand; Li ncoln SUV Sales Up

DECEMBER 2018 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

DECEMBER 2018

	December 2018		December CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	7.6%	(4.3) points	10.5%	(0.6) points
Commercial	10.7%	0.6 points	12.7%	1.0 points
Government	5.7%	0.5 points	6.0%	(0.1) points
Total Fleet	24.0%	(3.2) points	29.3%	0.3 points

	December 2018		November 2018		December 2017	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	101,666	73	108,232	75	141,943	76
SUVs	244,652	77	244,335	87	192,721	60
Trucks	311,333	73	315,667	88	295,771	69
Total	657,651	74	668,234	85	630,435	68

	December 2018		November 2018		December 2017	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	80,577	58	87,985	61	111,408	60
SUVs	196,650	62	192,903	68	154,121	48
Trucks	241,099	57	245,151	68	253,500	59
Total	518,326	59	526,039	67	519,029	56

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com